Exhibit 5.1

October 30, 2012

Excel Trust, Inc.

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

Re:	Excel Trust, Inc., a Maryland corporation (the “Company”) - Issuance and Sale of 9,775,000 shares (the “Shares”) of common stock, par value $.01 per share (the “Common Stock”), of the Company pursuant to a Registration Statement on Form S-3, as amended (File No. 333-174020) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), under the Registration Statement, which was originally filed with the Securities and Exchange Commission (the “Commission”) on or about May 6, 2011. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the corporate charter of the Company (the “Charter”) consisting of Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on December 15, 2009, Articles of Amendment and Restatement filed with the Department on April 15, 2010, Articles Supplementary filed with the Department on January 28, 2011 and Articles Supplementary filed with the Department on January 30, 2012;

(ii)	the Bylaws of the Company, as adopted as of December 16, 2009, as amended and restated pursuant to the Amended and Restated Bylaws of the Company, on or as of April 15, 2010 (the “Bylaws”);

(iii)	the Written Consent of Board of Directors in Lieu of Organizational Meeting of the Company, dated as of December 16, 2009 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors of the Company dated as of October 22, 2012, and resolutions adopted by a duly authorized committee of the Board of Directors of the Company dated as of October 25, 2012 (collectively, the “Directors’ Resolutions”);

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BALLARD SPAHR LLP

Excel Trust, Inc.

October 30, 2012

(v)	a certificate of James Y. Nakagawa, Chief Financial Officer and Treasurer of the Company, and S. Eric Ottesen, Senior Vice President, General Counsel and Secretary of the Company, dated as of even date herewith (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes and Directors’ Resolutions are true, correct and complete, and have not been rescinded or modified and are in full force and effect as of the date of the Officers’ Certificate; and

(vi)	the Registration Statement, including all amendments thereto, filed by the Company with the Commission under the Act, and including the related preliminary prospectus supplement dated October 24, 2012 and the related final prospectus supplement dated October 25, 2012, and the final base prospectus dated June 14, 2011;

(vii)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(viii)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original Documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise; and

BALLARD SPAHR LLP

Excel Trust, Inc.

October 30, 2012

(d)	neither the issuance of the Shares, nor the ownership of the Shares by purchasers thereof, will violate any of the ownership or transfer restrictions or limitations contained in Article VII of the Charter.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and when such Shares are issued and delivered by the Company in exchange for the consideration therefor as provided in the Directors’ Resolutions, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP